Exhibit 10.10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), effective as of November 16, 2023 (the “Effective Date”), is made by and between Homology Medicines, Inc., a Delaware corporation (the “Company”), and W. Bradford Smith (“Consultant”).

WHEREAS, Consultant’s employment with the Company terminated on November 16, 2023 (the “Termination Date”); and

WHEREAS, in connection with Consultant’s cessation of employment, the Company and Consultant desire to set forth the terms and conditions under which Consultant will continue to provide services to the Company following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term. This Agreement shall commence on the Effective Date and shall continue until February 28, 2024, unless sooner terminated in accordance with the provisions of Section 4 (the “Consultation Period”).

2. Services.

2.1 During the Term, Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested by the President of the Company from time to time and relate to Consultant’s former duties with the Company (the “Services”). Consultant will perform the Services in a timely, professional and workmanlike manner, consistent with industry standards and will comply with all applicable laws, rules and regulations in connection with Consultant’s performance of the Services hereunder. For the avoidance of doubt, the parties intend for Consultant to incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, as of the Termination Date and, accordingly, the level of services Consultant provides hereunder will in all events be less than 20% of the average level of bona fide services performed by Consultant for the Company and its subsidiaries as an employee prior to the Termination Date.

2.2 Notwithstanding Section 2.1, the parties agree that Consultant’s performance of Services hereunder will be considered Consultant’s continued “employment” with the Company under, and within the meaning of, the Employee Proprietary Information and Inventions Assignment Agreement between the Company and Consultant dated March 18, 2018 (the “Restrictive Covenant Agreement”) such that Consultant’s obligations relating to confidentiality, non-use and non-disclosure of Proprietary Information (as defined in the Restrictive Covenant Agreement), will continue during the Consultation Period.

3. Compensation.

3.1 Consulting Fees. In consideration of the Services, Consultant shall be entitled to a consulting fee (the “Consulting Fee”) in the amount of $4,564.60 per month, payable in accordance with the Company’s regular payment practices for Company consultants. All billable Services shall be directed by the President of the Company (or his successor or designee). In addition, the Company shall reimburse Consultant for or directly pay all reasonable, approved and documented business expenses incurred by Consultant in the performance of the Services in accordance with the Company’s expense reimbursement policy.

3.2 Benefits. Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company by reason of Consultant’s Services under this Agreement.

3.3 Equity Awards. For purposes of any equity or equity-based awards held by Consultant, Consultant hereby agrees that Consultant’s Services will not constitute continued service to the Company and Consultant will be deemed to have a termination of service for purposes of such awards effective as of the Separation Date (which awards will, for the avoidance of doubt, remain subject to the terms of any separation and release agreement between Consultant and the Company entered into in connection with Consultant’s cessation of employment (the “Separation Agreement”)).

4. Termination. Either party may terminate this Agreement at any time by written notice upon a material breach of the Agreement by the other party that remains uncured for ten (10) days following receipt of written notice thereof. The Company may terminate this Agreement for any or no reason upon written notice to Consultant. In the event of termination under this Section 4, Consultant shall be entitled to payment hereunder for Services performed and expenses incurred prior to the effective date of termination, but shall otherwise have no further rights under this Agreement. Such payments and benefits shall constitute full settlement of any and all claims of Consultant of every description against the Company under this Agreement.

5. Cooperation. Consultant shall use Consultant’s best efforts in the performance of Consultant’s obligations under this Agreement. The Company shall provide Consultant with such access to its information and property as the Company determines is reasonably required in order to permit Consultant to perform Consultant’s obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Protected Disclosures. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement or any other agreement between Consultant and the Company or any of its subsidiaries in effect as of the date of this Agreement (together, the “Subject Documents”): (a) Consultant will not be in breach of the Subject Documents, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Further, the parties agree that nothing in the Subject Documents prohibits Consultant from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Consultant has reason to believe is unlawful.

7. Other Agreements. Consultant hereby represents that Consultant is not bound by the terms of any agreement with any prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party or to refrain from soliciting employees, customers or suppliers of such employer or other party. Consultant agrees to furnish the Company with a copy of any such agreement upon request.

8. Survival. Notwithstanding anything to the contrary, the application of the Restrictive Covenant Agreement, as provided in Section 2.2 hereof, and any non-competition covenants set forth in the Separation Agreement (the “Restrictive Covenants”) will survive termination of this Agreement and upon expiration of this Agreement for any reason, the obligations of Consultant shall continue under the Restrictive Covenant Agreement and the Restrictive Covenants in accordance with their terms.

9. Independent Contractor Status. Consultant and the Company acknowledge and agree that, during the Consultation Period, Consultant shall provide the Services as an independent contractor. If, during the Consultation Period, Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits. During the Consultation Period and thereafter, Consultant shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. Payments due to Consultant hereunder shall not be subject to withholding except as required by law and Consultant shall be responsible for Consultant’s own tax liabilities.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon transmission by electronic mail or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party as follows: (i) if to the Company, then to the attention of the Company’s President at the Company’s headquarters, (ii) if to Consultant, then to Consultant’s last known address shown in the Company’s personnel records, or (iii) at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, for the avoidance of doubt, that nothing in this agreement supersedes the Restrictive Covenant Agreement or the Separation Agreement, each of which shall remain in full force and effect.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws principles that would result in the application of the law of any other jurisdiction).

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including without limitation any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by Consultant.

16. Miscellaneous.

16.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.4 This Agreement may be executed in multiple counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which shall be taken together as one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date set forth above.

HOMOLOGY MEDICINES, INC.

By:	/s/ Paul Alloway, Ph.D., J.D.
Name: Paul Alloway, Ph.D., J.D.
Title: Chief Legal Officer and Secretary

CONSULTANT:

/s/ W. Bradford Smith
Print Name: W. Bradford Smith

[Signature Page to Consulting Agreement]